EXHIBIT 10.2

THIRD AMENDMENT TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This Third Amendment to Second Amended and Restated Credit Agreement (this “Amendment”) dated as of June 5, 2006 is by and among Advanced Medical Optics, Inc., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders and Bank of America, N.A., as Administrative Agent on behalf of itself and the Lenders.  All capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement (as defined below).

W I T N E S S E T H

WHEREAS, the Borrower, the Guarantors, the Lenders and the Administrative Agent have entered into that certain Second Amended and Restated Credit Agreement dated as of June 25, 2004 (as amended, modified and supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Borrower has requested the Lenders to amend the Credit Agreement as set forth herein; and

WHEREAS, the Lenders have agreed to amend the Credit Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Amendments.       The Credit Agreement is amended in the following respects:

(a)           The period at the end of clause (f) in the definition of “Change of Control” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with “; or” and a new clause (g) is hereby added following such clause (f) and shall read as follows:

(g)           the occurrence of a “Fundamental Change” or “Change of Control” (or any comparable term) under, and as defined in, the 2006 Convertible Senior Subordinated Notes Documents.

(b)           Subclause (a)(vi) in the definition of “Consolidated EBITDA” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

(vi) (A) the cash charges related to the conversion of the Existing Convertible Senior Subordinated Notes into Equity Interests, the cash charges related to the conversion of the 2004 Convertible Senior Subordinated Notes into Equity Interests and the cash charges related to the conversion of the 2006 Convertible Senior Subordinated Notes into Equity Interests, provided that such cash charges do not exceed $35,000,000 in the aggregate for such period or any future period and (B) the non-cash charges related to the conversion of the Existing Convertible Senior Subordinated Notes into Equity Interests, the non-cash charges related to the conversion of the 2004 Convertible Senior Subordinated Notes into Equity Interests and the non-cash charges related to the conversion of the 2006 Convertible Senior Subordinated Notes into Equity Interests, provided that such non-cash charges do not exceed $130,000,000 in the aggregate for such period or any future period,

(c)           The words “and minus” at the end of subclause (a)(vii) in the definition of “Consolidated EBITDA” is hereby deleted and replaced with “,” and new subclauses (a)(viii) and (a)(ix) are hereby added to the definition of “Consolidated EBITDA” following subclause (a)(vii) and shall read as follows:

(viii) the cash charges related to the rationalization and repositioning strategy of the Borrower announced prior to the Third Amendment Effective Date and executed in 2005 and 2006, so long as such cash charges do not exceed $40,000,000 in the aggregate and (ix) the non-cash charges related to such rationalization and repositioning strategy of the Borrower and minus

(d)           The second parenthetical in clause (a) of the definition of “Consolidated Interest Charges” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

 (excluding (A) those certain cash charges related to the conversion of the Existing Convertible Senior Subordinated Notes into Equity Interests, the cash charges related to the conversion of the 2004 Convertible Senior Subordinated Notes into Equity Interests and the cash charges related to the conversion of the 2006 Convertible Senior Subordinated Notes into Equity Interests, provided that such cash charges do not exceed $35,000,000 in the aggregate for such period or any future period and (B) those certain non-cash charges related to the conversion of the Existing Convertible Senior Subordinated Notes into Equity Interests, the non-cash charges related to the conversion of the 2004 Convertible Senior Subordinated Notes into Equity Interests and the non-cash charges related to the conversion of the 2006 Convertible Senior Subordinated Notes into Equity Interests, provided that such non-cash charges do not exceed $130,000,000 in the aggregate for such period or any future period)

(e)           The definition of “Consolidated Senior Indebtedness” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Consolidated Senior Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a Consolidated basis, the sum of (a) Consolidated Total Indebtedness less (b) the sum of (i) the Indebtedness under the Existing Convertible Senior Subordinated Notes, (ii) the Indebtedness under the 2004 Convertible Senior Subordinated Notes, (iii) the Additional Subordinated Indebtedness, if any, and (iv) the Indebtedness under the 2006 Convertible Senior Subordinated Notes.

(f)            Clause (h) of the definition of “Excess Cash Flow” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

(h) cash charges made during such period related to the conversion of the Existing Convertible Senior Subordinated Notes, the 2004 Convertible Senior Subordinated Notes and the 2006 Convertible Senior Subordinated Notes, minus

(g)           The definition of “Treasury Management Agreement” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Treasury Management Agreement” means any agreement to provide treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation, reporting and trade finance services and other cash management arrangements.

(h)           The following definitions are hereby added in Section 1.01 of the Credit Agreement in the appropriate alphabetical order and shall read as follows:

“2006 Convertible Senior Subordinated Notes” means those convertible senior subordinated notes of the Borrower issued pursuant to the 2006 Subordinated Indenture containing terms and conditions satisfactory to the Administrative Agent, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“2006 Convertible Senior Subordinated Notes Documents” means the 2006 Convertible Senior Subordinated Notes, the 2006 Subordinated Indenture and all other documents executed and delivered in respect of the 2006 Convertible Senior Subordinated Notes and the 2006 Subordinated Indenture, in each case containing terms and conditions satisfactory to the Administrative Agent, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“2006 Subordinated Indenture” means that certain Indenture to be entered into by the Borrower, as issuer, in fiscal year 2006 containing terms and conditions satisfactory to the Administrative Agent, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Third Amendment Effective Date” means June 5, 2006.

(i)            The following language is hereby added at the end of Section 3.05 of the Credit Agreement and shall read as follows:

Notwithstanding the foregoing, amounts shall be payable by the Borrower pursuant to this Section 3.05 only to the extent any Lender claiming payment hereunder has notified the Borrower and the Administrative Agent in writing of such amounts within 60 days after such amounts have been incurred by such Lender.

(j)                                     Section 6.14(a) of the Credit Agreement is hereby amended to read as follows:

(a)           The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.01(f) will be margin stock.

(k)           A new Section 6.22(d) is hereby added following Section 6.22(c) of the Credit Agreement and shall read as follows:

(d)           All Obligations hereunder and under the other Loan Documents are within the definitions of “Senior Indebtedness” (or any comparable term) and “Designated Senior Indebtedness” (or any comparable term) included in the subordination provisions contained in the 2006 Convertible Senior Subordinated Notes Documents.  There exists no Designated Senior Indebtedness for purposes of, and as defined in, the 2006 Convertible Senior Subordinated Notes Documents (other than the Obligations).

(l)            The second parenthetical in Section 7.02(f) of the Credit Agreement is hereby amended to read as follows:

(including notices from the trustee under the Existing Convertible Senior Subordinated Notes Documents, the trustee under the 2004 Convertible Senior Subordinated Notes Documents, the trustee under the 2006 Convertible Senior Subordinated Notes Documents and the trustee under the documentation governing any Additional Subordinated Indebtedness)

(m)          The proviso in Section 7.11 of the Credit Agreement is hereby deleted in its entirety and the “;” preceding the proviso in such Section 7.11 is hereby deleted and replaced with a period.

(n)           The proviso in Section 8.03(c) of the Credit Agreement is hereby amended to read as follows:

provided, however it is understood and agreed that the Subsidiaries of the Borrower shall not Guarantee (x) the Indebtedness under the 2004 Convertible Senior Subordinated Notes Documents or (y) the Indebtedness under the 2006 Convertible Senior Subordinated Notes Documents and any such Guarantees are prohibited by this Agreement;

(o)           The period at the end of Section 8.03(p) of the Credit Agreement is hereby deleted and replaced with “; or” and a new Section 8.03(q) is hereby added following such Section 8.03(p) and shall read as follows:

(q)           Indebtedness of the Borrower under the 2006 Convertible Senior Subordinated Notes in an aggregate principal amount not to exceed $600,000,000.

(p)           Section 8.06(f) of the Credit Agreement is hereby amended to read as follows:

(f)            the Borrower may purchase, redeem, retire or otherwise acquire, directly or indirectly, its own Equity Interests so long as:

(i)            after giving effect to any such purchase, redemption, retirement or acquisition, the Borrower shall have at least $100,000,000 of availability under the Revolving Credit Facility;

(ii)           immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

(iii)          any of (A) after giving effect to any such purchase, redemption, retirement or acquisition on a pro forma basis, the Consolidated Total Leverage Ratio does not exceed 2.0 to 1.0 or (B) after giving effect to any such purchase, redemption, retirement or acquisition on a pro forma basis, if the Consolidated Total Leverage Ratio is greater than 2.0 to 1.0, the sum of (1) the total amount paid by the Borrower for all Equity Interests purchased, redeemed, retired or acquired plus (2) the total amount of Indebtedness subordinated to the Obligations that has been prepaid, redeemed, purchased, defeased or otherwise satisfied prior to the scheduled maturity thereof shall not exceed $650,000,000 in the aggregate subsequent to the Third Amendment Effective Date;

(q)           The period at the end of Section 8.06(g) of the Credit Agreement is hereby deleted and replaced with “; and” and a new Section 8.06(h) is hereby added following such Section 8.06(g) and shall read as follows:

(h)           after the Borrower has purchased, redeemed, retired or otherwise acquired its Equity Interests and/or prepaid, redeemed, purchased, defeased or otherwise satisfied Indebtedness subordinated to the Obligations in an amount up to $650,000,000 in the aggregate pursuant to Section 8.06(f) and Section 8.16(a)(v), the Borrower may purchase, redeem, retire or otherwise acquire, directly or indirectly, its own Equity Interests so long as:

(i)            no Revolving Credit Loan, Swing Line Loan or Foreign Currency Fronting Loan is outstanding hereunder (or will be outstanding immediately after giving effect thereto);

(ii)           immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

(iii)          after giving effect to any such purchase, redemption, retirement of acquisition, the sum of (A) the total amount paid by the Borrower for all Equity Interests purchased, redeemed, retired or acquired pursuant to this Section 8.06(h) plus (B) the total amount of Indebtedness subordinated to the Obligations that has been prepaid, redeemed, purchased, defeased or otherwise satisfied prior to the scheduled maturity thereof pursuant to Section 8.16(a)(vi) shall not exceed $500,000,000 in the aggregate.

(r)            Subclause (I) in the second proviso in Section 8.09 of the Credit Agreement is hereby amended to read as follows:

(I) the matters referred to clauses (i) — (iv) above contained in the Existing Convertible Senior Subordinated Notes Documents, the 2004 Convertible Senior Subordinated Notes Documents, the documentation governing any Additional Subordinated Indebtedness,  the Permitted Senior Unsecured Note Documents or the 2006 Convertible Senior Subordinated Notes Documents,

(s)                                  Section 8.10 of the Credit Agreement is hereby amended to read as follows:

8.10        Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) in any manner that would constitute a violation of Regulation U of the FRB or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

(t)            Section 8.11(a) of the Credit Agreement is hereby amended to read as follows:

(a)           Maximum Consolidated Total Leverage Ratio.

(i)            Prior to the issuance of the 2006 Senior Subordinated Convertible Notes, permit the Consolidated Total Leverage Ratio as of the end of any fiscal quarter of the Borrower to be more than the ratio set forth opposite such fiscal quarter below:

Quarter Ending	Ratio

June 30, 2006	3.75:1.0
September 30, 2006	3.75:1.0
December 31, 2006	3.25:1.0
March 31, 2007	3.25:1.0

June 30, 2007	3.25:1.0

September 30, 2007	3.25:1.0
December 31, 2007	3.25:1.0
March 3l, 2008	3.25:1.0

June 30, 2008	3.25:1.0
September 30, 2008 and thereafter	3.25:1.0

(ii)           Following the issuance of the 2006 Convertible Senior Subordinated Notes, permit the Consolidated Total Leverage Ratio as of the end of any fiscal quarter of the Borrower to be more than the ratio set forth opposite such fiscal quarter below:

Quarter Ending	Ratio

June 30, 2006	5.50:1.0
September 30, 2006	5.50:1.0
December 31, 2006	5.00:1.0
March 31, 2007	4.75:1.0

June 30, 2007	4.50:1.0
September 30, 2007	4.50:1.0
December 31, 2007	3.75:1.0
March 3l, 2008	3.75:1.0

June 30, 2008	3.75:1.0

Quarter Ending	Ratio
September 30, 2008	3.75:1.0
December 31, 2008 and thereafter	3.50:1.0

(u)           Clause (v) of 8.16(a) of the Credit Agreement is hereby amended to read as follows:

(v)           the prepayment, redemption, purchase, defeasance or other satisfaction prior to the scheduled maturity thereof of any Indebtedness subordinated to the Obligations so long as:

(A)          after giving effect to any such prepayment, redemption, purchase, defeasance or other satisfaction, the Borrower shall have at least $100,000,000 of availability under the Revolving Credit Facility;

(B)           immediately before and after giving effect thereto, no Default or Event of Default shall have occurred or be continuing or would result therefrom; and

(C)           any of (1) after giving effect to any such prepayment, redemption, purchase, defeasance or other satisfaction on a pro forma basis, the Consolidated Total Leverage Ratio does not exceed 2.0 to 1.0 or (2) after giving effect to any such prepayment, redemption, purchase, defeasance or other satisfaction on a pro forma basis, if the Consolidated Total Leverage Ratio is greater than 2.0 to 1.0, the sum of (x) the total amount paid by the Borrower for all Equity Interests purchased, redeemed, retired or acquired plus (y) the total amount of such Indebtedness that has been prepaid, redeemed, purchased, defeased or otherwise satisfied shall not exceed $650,000,000 in the aggregate subsequent to the Third Amendment Effective Date; and

(v)           A new clause (vi) is hereby added following clause (v) of 8.16(a) of the Credit Agreement and shall read as follows:

(vi)          after the Borrower has prepaid, redeemed, purchased, defeased or otherwise satisfied Indebtedness subordinated to the Obligations and/or purchased, redeemed, retired or otherwise acquired its Equity Interests in an amount up to $650,000,000 in the aggregate pursuant to Section 8.16(a)(v) and Section 8.06(f), the prepayment, redemption, purchase, defeasance or other satisfaction prior to the scheduled maturity thereof of any Indebtedness subordinated to the Obligations so long as:

(A)          no Revolving Credit Loan, Swing Line Loan or Foreign Currency Fronting Loan is outstanding hereunder (or will be outstanding immediately after giving effect thereto);

(B)           immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

(C)           after giving effect to any such prepayment, redemption, purchase, defeasance or satisfaction, the sum of (1) the total amount paid by the Borrower for all Equity Interests purchased, redeemed, retired or acquired pursuant to Section 8.06(h) plus (2) the total amount of such Indebtedness that has been prepaid, redeemed, purchased, defeased or otherwise satisfied pursuant to this Section 8.16(a)(vi) shall not exceed $500,000,000 in the aggregate.

(w)          Section 8.16(b) of the Credit Agreement is hereby amended to read as follows:

(b)         Amend, modify or change in any manner that would be adverse to the Lenders any term or condition of any (i) Existing Debt, (ii) Indebtedness under the Existing Convertible Senior Subordinated Notes Documents, (iii) Indebtedness under the 2004 Convertible Senior Subordinated Notes Documents, (iv) documentation governing the Additional Subordinated Indebtedness, (v) the 2006 Convertible Senior Subordinated Notes Documents, or (vi) any other Indebtedness subordinated to any Obligations, or permit any of its Subsidiaries to do any of the foregoing other than to prepay any Indebtedness payable to the Borrower; provided that prepayments shall be permitted in connection with any refinancing permitted pursuant to Section 8.03; provided further that such refinancing shall not accelerate any regularly scheduled or required repayment or redemptions.

(x)            A new Section 8.21(d) is hereby added following Section 8.21(c) of the Credit Agreement and shall read as follows:

(d)           Incur or permit to exist any Indebtedness (other than Indebtedness under the Loan Documents) if the instrument governing such Indebtedness states, or the Borrower otherwise purports to designate, that such Indebtedness is “Designated Senior Indebtedness” (or any comparable term) as such term is defined in the 2006 Convertible Senior Subordinated Notes Documents.

(y)           The second parenthetical in subclause (i)(A) of Section 9.01(f) of the Credit Agreement is hereby amended to read as follows:

(other than Indebtedness hereunder, Indebtedness under Swap Contracts and any Indebtedness referred to in Section 9.01(o), (p), (q), (r) or (s) below)

(z)            The period at the end of Section 9.01(r) of the Credit Agreement is hereby deleted and replaced with “ or” and a new Section 9.01(s) is hereby added following such Section 9.01(r) and shall read as follows:

(s)           2006 Convertible Senior Subordinated Notes Documents.  (i) There shall occur an “Event of Default” (or any comparable term) under, and as defined in, the 2006 Convertible Senior Subordinated Notes Documents, (ii) any of the Obligations for any reason shall cease to be “Designated Senior Indebtedness” (or any comparable term) under, and as defined in, the 2006 Convertible Senior Subordinated Notes Documents, (iii) any Indebtedness other than the Obligations shall constitute “Designated Senior Indebtedness” (or any comparable term) under, and as defined in, the 2006 Convertible Senior Subordinated Notes Documents or (iv) the subordination provisions of the 2006 Convertible Senior Subordinated Notes Documents shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of any 2006 Convertible Senior Subordinated Notes during such time as any

Indebtedness under the 2006 Convertible Senior Subordinated Notes Documents is outstanding.

2.             Conditions Precedent.  This Amendment shall be effective upon satisfaction of the following conditions precedent:

(a)           receipt by the Administrative Agent of this Amendment executed by the Borrower, the Guarantors, the Required Lenders and the Administrative Agent; and

(b)           receipt by the Administrative Agent, for the account of each Lender delivering an executed counterpart of this Amendment to the Administrative Agent, of an amendment fee equal to 0.05% on such Lender’s Revolving Credit Commitment and any other fees and expenses required to be paid on or before the date hereof.

3.             Miscellaneous.

(a)          The Credit Agreement (as amended by this Amendment), and the obligations of the Loan Parties thereunder and under the other Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect according to their terms.

(b)           Each Guarantor (i) acknowledges and consents to all of the terms and conditions of this Amendment, (ii) affirms all of its obligations under the Loan Documents, (iii) agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge its obligations under the Credit Agreement or the other Loan Documents and (iv) hereby confirms and agrees that its Guaranty shall continue and remain in full force and effect after giving effect to this Amendment and that, notwithstanding any contrary terms in such Guaranty, such Guaranty now applies to the Credit Agreement as amended by this Amendment.

(c)          The Borrower and the Guarantors hereby represent and warrant as follows:

(i)            Each Loan Party has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(ii)           This Amendment has been duly executed and delivered by the Loan Parties and constitutes each of the Loan Parties’ legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (A) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(iii)          No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by any Loan Party of this Amendment, other than those of the Lenders and the Administrative Agent and those that have already been obtained and are in full force and effect as of the date hereof.

(d)         The Loan Parties represent and warrant to the Lenders that (i) the representations and warranties of the Loan Parties set forth in Article VI of the Credit Agreement and in each other Loan Document are true and correct in all material respects as of the date hereof with the same effect as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate solely to an earlier date and (ii) no event has occurred and is continuing which constitutes a Default or an Event of Default.

(e)          The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of Moore & Van Allen, PLLC.

(f)          This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  Delivery of an executed counterpart of this Amendment by telecopy shall be effective as an original and shall constitute a representation that an executed original shall be delivered.

(g)         THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date and year first above written.

BORROWER:	ADVANCED MEDICAL OPTICS, INC.,
a Delaware corporation

	By:	/s/ RICHARD A. MEIER
	Name:	Richard A. Meier
	Title:	Executive Vice President, Operations,
President, Eye Care Business, and
Chief Financial Officer

GUARANTORS:	AMO HOLDINGS, INC.,
a Delaware corporation, formerly AMO Holdings, LLC

	By:	/s/ RICHARD A. MEIER
	Name:	Richard A. Meier
	Title:	Vice President and Chief Financial Officer

VISX, INCORPORATED,
a Delaware corporation

	By:	/s/ RICHARD A. MEIER
	Name:	Richard A. Meier
	Title:	Vice President and Chief Financial Officer

AMO USA, INC.,
a Delaware corporation

	By:	/s/ RICHARD A. MEIER
	Name:	Richard A. Meier
	Title:	Vice President and Chief Financial Officer

QUEST VISION TECHNOLOGY, INC.
a California corporation

	By:	/s/ RICHARD A. MEIER
	Name:	Richard A. Meier
	Title:	Vice President and Chief Financial Officer

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date and year first above written.

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ ANGELA LAU
Name:	Angela Lau
Title:	Assistant Vice President

BANK OF AMERICA, N.A., as Swing Line Lender, L/C Issuer, Foreign Currency Fronting Lender and Lender

By:	/s/ B. KENNETH BURTON, JR.
Name:	B. Kenneth Burton, Jr.
Title:	Vice President

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

JPMORGAN CHASE BANK, N.A.

By:	/s/ JANA CHIAT
Name:	Jana Chiat
Title:	Underwriter

THE GOVERNOR & COMPANY OF THE BANK OF IRELAND

By:	/s/ PADRAIG RUSHE
Name:	Padraig Rushe
Title:	Authorised Signatory

By:	/s/ KEVIN HEALY
Name:	Kevin Healy
Title:	Authorised Signatory

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ PHILIP K. LIEBSCHER
Name:	Philip K. Liebscher
Title:	Senior Vice President

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ STEPHEN W. DUNNE
Name:	Stephen W. Dunne
Title:	Vice President

WELLS FARGO BANK, N.A.

By:	/s/ PAUL K. STIMPFL
Name:	Paul K. Stimpfl
Title:	Senior Vice President

AIB PLC

By:	/s/ JOSEPH S. AUGUSTINI
Name:	Joseph s. Augustini
Title:	Vice President

By:	/s/ ROISIN O’CONNELL
Name:	Roisin O’Connell
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ JANICE T. THEDE
Name:	Janice T. Thede
Title:	Vice President

UBS LOAN FINANCE LLC

By:	/s/ RICHARD L. TAVROW
Name:	Richard L. Tavrow
Title:	Director

By:	/s/ IRJA R. OTSA
Name:	Irja R. Otsa
Title:	Associate Director

GE CAPITAL CORPORATION

By:	/s/ PARMINDER ATWAL
Name:	Parminder Atwal
Title:	Duly Authorized Signatory